UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

COASTAL BANCSHARES ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-51155	20-1191778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9821 Katy Freeway, Suite 101 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (713) 722-7808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 7, 2006, Intercontinental Bank Shares Corporation (“Intercontinental”) filed a petition in the 73rd Judicial District Court, Bexar County, Texas (the “Court”) against Coastal Bancshares Acquisition Corp. (the “Company”) claiming that the Company breached its obligations under that certain Agreement and Plan of Merger, dated April 5, 2006, by and between Intercontinental and the Company (as amended, the “Merger Agreement”), by failing to fulfill its obligations, amongst other items, to pay a termination fee to Intercontinental pursuant to the terms of the Merger Agreement. On December 7, 2006, the Court granted a motion for a temporary restraining order against the Company restraining the Company from liquidating and distributing the proceeds of the funds currently held in its IPO trust account in amounts that would leave a balance of funds of less than $400,000. On December 15, 2006, Intercontinental amended its complaint to add Messrs. Grossman and Brunson, directors of the Company, as defendants. The Court entered a temporary injunction order on December 20, 2006, increasing the amount that the Company is restrained from liquidating and distributing from $400,000 to $600,000. This represents approximately $0.11 per share of the Company’s common stock held by its public stockholders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANCSHARES ACQUISITION CORP.

By:	/s/ Cary M. Grossman
Name:	Cary M. Grossman
Title:	Chief Executive Officer

Date: January 10, 2007